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                                                                    Exhibit 10.7
                                             9 August 2000



                          Equipment Purchase Agreement

Between TERUMO Europe N.V
and Univec Inc.


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INDEX
Article I - Definitions and interpretation                                     4
Article 2 - Sale and Purchase of the Equipment                                 5
Article 3 - Design, pre-shipment inspection and shipment                       5
Article 4 - Delivery and Installation                                          6
Article 5 - Acceptance                                                         6
Article 6 - Risk and ride to the Equipment                                     7
Article 8 - Warranties of the Seller                                           8
Article 9 - Assignment of the Manufacturers Warranties                         9
Article 10 - Documentation                                                     9
Article I I - Cancellation                                                     9
Article 12 - Confidentiality                                                   9
        12.1 Seller's Obligations of Confidentiality                           9
        12.2 Purchaser's Obligations of Confidentiality                       10
        12.3 Disclosure to Employees                                          10
        12.4 Disclosure to Media                                              10
        12.5 Obligations survive termination                                  10
        12.6 Permitted disclosures of Confidential Information                11
Article 13 - Miscellaneous                                                    11
        13.1 Notices                                                          11
        13.2 Waiver                                                           11
        13.3 Amendments                                                       11
        13.4 Force Majeure                                                    11
Article 14 - Governing law and Jurisdiction                                   11
Article 15 -Agency                                                            11
Article 16 - Suspensive Condition                                             12


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Equipment Purchase Agreement

By and BETWEEN

TERUMO EUROPE N.V., a company having its registered office at 3001 Leuven (Belgium), Researchpark 2 Haasrode, Int4ieuvenlaan 40;

hereinafter referred to as the "Purchaser";

AND:

UNIVEC INC., a company having its registered office at 11735 New York (USA), 22 Dubon Court Farmingdale;

hereinafter referred to as the "Seller":

WHEREAS the Seller and Purchaser are entering into a Patent Licensing Agreement and a Manufacturing Agreement relating to the production of Licensed Products (as defined in those Agreements);

WHEREAS the manufacturing of the Licensed Products requires the installation of certain Equipment at the premises of the Purchaser;

WHEREAS the Seller is in a position to design and procure the Equipment from a qualified manufacturer and has expressed its interest in selling such Equipment to the Purchaser.

WHEREAS the Seller is willing to sell the Equipment to the Purchaser who is willing to acquire the Equipment subject to the terms and conditions set forth in this Agreement

IT HAS BEEN AGREED UPON AS FOLLOWS


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Article 1 - Definitions and Interpretation

         In this Agreement (including the above recitals), unless the context otherwise requires, the following capitalized words and expressions shag have the meaning hereinafter defined:

         "Agreement" shall mean the present agreement together with its Annexes;

         "Business Day" shall mean a day that is not a Saturday, Sunday or public holiday in Belgium

         "Confidential Information" means all:

(a) know-how, trade secrets, ideas, marketing strategies, concepts, technical and operational information owned or used by the Seller or the Purchaser (as the case may be);

(b) information concerning the affairs or Products or any business, property or transaction in which the Seller or the Purchaser (as the case may be) may be or may have been concerned or interested;

(c) information about the terms of this Agreement

(d) information labeled by either party as confidential,

and any information which, by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential to:

(a) the Seller or the Purchaser (as the case may be); or

(b) any third party with whose consent or approval the Seller or the Purchaser uses that information;

but does not include any information

(a) which is or becomes part of the public domain other than by reason of a breach of the terms of this Agreement or

(b) which at the time of the disclosure is in possession of the disclosed party; or

(c) which after the disclosure is developed independently of Confidential Information disclosed by the other party.

"Equipment" shall mean the equipment as set forth in Annex I to this Agreement

"Installation" shall mean the mechanical positioning of the Equipment within the manufacturing plant of the Purchaser and the successful completion of a starting phase functional testing procedure;


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"Installation Completion Date" shall mean the date on which the Installation must be completed pursuant to section 4.1 of this Agreement

"Letter of Credit" shall mean the letter of credit in the form of Annex 11 to this Agreement to be provided by a financial institution of good international standing, acceptable to the Purchaser, providing for payment to the Purchaser of certain amounts on the failure of the Seller to deliver the Equipment as more fully set forth therein.

"Licensed Products" shall have the same meaning as defined under the Patent Licensing Agreement

"Manufacturing Agreement" shall mean the manufacturing agreement relating to the production of auto-disable syringes entered into by and between the Parties on the same date as the present Agreement

"Patent Licensing Agreement" shall mean the licensing agreement granting to the Purchaser the right to manufacture and sell the Licensed Products and entered into by and between the Parties on the same date as the present Agreement

"Parties" or "Party" shall mean the, or one of the, signatories of this Agreement

"Purchaser Letter of Credit" shall mean the letter of credit in the form of Annex III to this Agreement

Article 2 - Sale and Purchase of the Equipment

         Subject to the terms and conditions of this Agreement the Purchaser undertakes to purchase from the Seller and the Seller undertakes to sell to the Purchaser the Equipment in an entirely new and workable condition (subject only to normal usage in testing and validating the Equipment), within the delivery and installation period specified in
         Article 3 hereof.

Article 3 - Design, pre-shipment inspection and shipment

3.1 The Seller shall, within 15 Business Days after the signing of this Agreement provide the Purchaser with all necessary information in order to enable the Purchaser to evaluate the design of the Equipment

      If the design is not in compliance with the design specifications; set forth in Annex 1, the Purchaser shall notify the Seller of such non-compliance The Seller shall then take forthwith all appropriate measures, at its own expense, to remedy such non-compliance of the Equipment and shall inform the Purchaser of all measures taken in that respect If the design is satisfactory to the Purchaser, the Purchaser shall confirm its acceptance of ft design to the Seller.

      All disputes between Seller and Purchaser concerning the design specifications; shall be submitted to arbitration as set forth in Article 14.


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3.2   Without prejudice to any other rights of the Purchaser under this
      Agreement or under any laws the Seller shall allow the Purchaser or any person designated by the Purchaser to carry out a first inspection and testing of the Equipment prior to shipment The Seller shall notify the Purchaser when the Equipment shall be available for such inspection and testing and the Parties shall agree in good faith on the timing of such inspection and testing. The Seller shall provide the Purchaser or any person designated by the Purchaser with all necessary assistance for carrying out such inspection.

      If, after inspection and completion of the testing, the Equipment does not comply with the technical specifications set forth in Annex I and/or if the Equipment is defective, the Purchaser shall notify the Seller of such non-compliance or defects. The Seller shall then take forthwith all appropriate measures, at its own expense, to remedy such non compliance or defects prior to the delivery of the Equipment and shall notify the Purchaser of all measures taken in that respect If the inspection and testing is satisfactory to the Purchaser, the Purchaser shall notif the Seller that the Equipment can be shipped. All disputes between Seller and Purchaser concerning the compliance of the Equipment with the design specifications shall be submitted to arbitration as set forth in Article 14.

3.3 The Seller shall be solely responsible for arranging, at its own cost and expense, appropriate transportation, and for taking out all necessary insurance covering damage and/or loss or theft of the Equipment during the transportation in order to deliver the Equipment pursuant to article 4 hereunder, free of any taxes (other than VAT), charges, duties or other rights.

3.4 The Equipment shall be suitably packed, at Sellers cost so as to avoid damage, destruction or theft during transportation.

Article 4 - Delivery and Installation

4.1 The Parties hereby mutually agree that the due and timel delivery and installation of the Equipment is of the essence of this Agreement

      The Seller shall (i) deliver and offload the Equipment a the Purchaser's plant in Haasrode, prior to or on the last Business Day of a period of twenty (20) weeks after the signing date of this Agreement and (ii) complete the Installation of the Equipment at the Purchaser's plant prior to or on the last Business Day of a period of twenty-three (23) weeks after the signing date of this Agreement (such date, the "Installation Completion Date). Notwithstanding the foregoing, Seller and Purchaser shall endeavor to complete all of their responsibilities to have the Equipment delivered and Installed in advance of the Installation Completion Date, as soon as reasonably practicable after the date of this Agreement The Seller shall be solely responsible for completing the Installation of the Equipment at its costs to the satisfaction of the Purchaser, except that the pre-installation costs at the premises of the Purchaser will be at the charge of the Purchaser, as well as so-called hook-up costs, for example: connection of electa, fluida, exhausts. Each party shall be responsible for the due and timely performance of its obligations with respect to the Installation in such a manner that the Installation can be completed within three weeks following the arrival of the Equipment at the Purchasers plant in Haasrode, Belgium.


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4.2   If the completion of the Installation is delayed for any reason whatsoever or if the Seller has any reason to anticipate that the Installation Completion Date shall not be met the Seller shall forthwith inform the Purchaser of such fact

      Without any prejudice to any other remedies, in case the Seller has not completed the Installation of the Equipment by the Installation Completion Date and such delay is not caused by an event of Force Majeure or through any action or inaction of the Purchaser, the Seller shall, at the request of the Purchaser refund to the Purchaser, within two (2) Business Days following request therefor from the Purchaser, any portion of the purchase price already paid to the Seller by the Purchaser.

      As a surety for the undertakings of the Seller under thi section 4 (as more fully set forth in the Letters of Credit), the Seller shall provide the Purchaser with the Letters of Credit in the forms as attached to this Agreement as Annex 11 and Annex Ill.

      If the Seller has not completed the Installation of the Equipment by the Installation Completion Date, and such delay is not caused by an event of Force Majeure or through any action or inaction of the Purchaser, the Purchaser shall automatically and without further notice, and without prejudice to any other rights under this Agreement or any laws, be entitled to terminate this Agreement and to purchase equipment similar to the Equipment from any other seller or manufacturer. For th avoidance of any doubt it is understood and hereby confirmed by the Seller that the Purchaser shall be entitled, without the further consent of the Seller and notwithstanding any stipulation to the contrary, to utilize this replacement equipment to manufacture the Licensed Products under the Manufacturing Agreement and Patent Licensing Agreement

Article 5 - Acceptance

5.1 The Equipment shall be subject to inspection and testing by the purchaser. Such inspection shall take place in accordance with the provisions and the timing stipulated in Article 4.2. The Purchaser shall never be deemed to hav accepted the Equipment as long as such inspection and testing have not been accomplished successfully.

5.2 As long as the Purchaser has not accepted the Equipment in the manner provided for under section 5.3 hereof, the Purchaser shall be entitle to reject the Equipment if it does not comply with the Equipment specifications set forth in Annex I or otherwise agreed upon in writing at the occasion of the inspection and testing performed prior to shipment pursuant to section 3.2. In such case, the Purchaser shall return the non-complying Equipment to the Seller, at the Sellers risk and expense, and the Seller shall reimburse the Purchaser for any portion of the purchase price paid

5.3 Once the Purchaser has completed its inspection and testing of the Equipment and has established that the Equipment is operating to the reasonable satisfaction of the Purchaser in accordance with the specifications set forth in Annex 1, the Purchaser shall accept the Equipment by delivering a written certificat of acceptance to the Seller.

5.4 Acceptance of the Equipment or payment of the purchase price by the Purchaser or any reimbursement by the Seller under the preceding sections shall be without prejudice to any other right the Purchaser may invoke under this Agreement or otherwise in relation to defects or non-compliance of the Equipment.

Article 6-Risk and title to the Equipment

      Unless otherwise agreed in writing between the Parties, title to the Equipment shall pass to the Purchaser upon delivery to the Seller of the written certificate of acceptance for the Equipment Risk of loss of the Equipment shall pass to the Purchaser on delivery thereof to the Purchaser's facility in Haasrode, Belgium.

      Terumo and its insurers declare to waive all recourse they could exercise against Univec and its agents or employees for any acts performed during the Installation of the Equipment at the premises of the Purchaser, except for wilful or malicious acts on their part

Article-7 Purchase price and payment

7.1 The purchase price to be paid by the Purchaser to the Seller for the purchase of the Equipment shall be in the amount of [OMITTED CONFIDENTIAL INFORMATION] by bank transfer to the account at FIBI Bank (Switzerland), Ltd., designated by the Seller or (ii) through the Purchaser Letter of Credit in each cas in accordance with the installments set forth in section 7.2.

7.2 The payment of the purchase price shall be made in with the following schedule:

(i) [OMITTED CONFIDENTIAL INFORMATION] (FIBI Bank will be permitted to dispose of such funds in accordance with the terms of the Letter of Credit set forth in Annex 11) but provided that the Letters of Credit are delivered to the Purchaser,

(ii) [OMITTED CONFIDENTIAL INFORMATION] Payment of this portion of the purchase price may be mad through the Purchaser Letter of Credit

(iii) [OMITTED CONFIDENTIAL INFORMATION] the Purchaser has no warranty claim against the Seller.

7.3 Prior to or simultaneously with the payment of the portion of the purchase price referred to in clause (i) of Section 7.2, the Purchaser shall provid the Seller with the Purchaser Letter of Credit in the form as attached to this Agreement as Annex Ill.

Article 8-Warranties of the Seller

8.1 The Seller warrants that the Equipment will be free from any defects, hidden or not in design, material and workmanship at the time of acceptance or any defects, hidden or not in design, material and workmanship which develop under normal use and that the Equipment will be fit for the purpose for which the Purchaser is purchasing the Equipment The Seller further warrants that the Equipment will not infringe the intellectual property rights of any third party.


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8.2   The Seller shall promptly and at its costs and expenses (including but not limited to all labor costs and traveling costs) repair or, if necessary, replace the materials, parts or equipment found to be defective.

8.3 Any costs and risk of transportation and replacement of th defective materials, parts or equipment including the costs for de-installation and r installation, shall be borne by the Seller.

8.4 The Seller shall have no liability under the warranties set forth in sections 8.1, 8.2 and 8.3 so far as any defects arise

      (i)   due to ordinary wear and tear,

      (ii) as a result of willful damage or negligence of the Purchaser or damages due to inappropriate operation by the Purchaser

      (iii) in the event that the Purchaser has performed material physical modifications to the Equipment without the authorization by the Seller or any modification performed without the authorization of the Seller that is the cause of the defect

8.5 The Seller shall have available for performing its duties hereunder and delivering and installing the Equipment in due time, all required tools, accessories and labor.

8.6 The Seller has, and shall have caused the manufacturer to have, fully compiled with and will comply with all laws and regulations applicable to the Equipment in Belgium (including health and safety standards), as well as all EU regulations and legislation applicable to equipment identical to or of the same type as the Equipment

8.7   [OMITTED CONFIDENTIAL INFORMATION]

8.8 As a guarantee for the due performance by the Seller of its warranty obligations under this - Article 8, the Purchaser shall retain 5% of the purchase price of the Equipment until one year following the Installation Completion Date, it being understood that this retainer is not to be construed as a limitation on the rights of the Purchaser to claim full compensation of its prejudice if the warranty obligations of the Seller are not satisfied.

Article 9- Assignment of the Manufacturers' Warranties

      Without prejudice to the Seller's warranty obligations under Article 8 above, Seller shall at the time of ordering the Equipment from the different manufacturers obtain from those manufacturers an undertaking, confirmed in writing to the Purchaser, that the manufacturers agree to extend their ordinary warranties directly to the benefit of the Purchaser.

Article 10- Documentation

      Seller shall provide the Purchaser with all necessary documents (including any relevant drawings) relating, among other, to the use, operation and maintenance of the Equipment including, without limitation :

      o     operating instructions

      o     maintenance manuals,

      o     programming manuals,

      o     technical documentation,

      and any other documentation required according to the European Standards specified in the EU Machine Guidelines 89/392 EU as amended and updated. All such documents shall be provided free of charge to the Purchaser and shall be written in the English and the Dutch language.

Article 11- Cancellation

      Without prejudice to any other rights of the Purchaser under this Agreement or otherwise, the Purchaser shall have the right to cancel this Agreement in whole or in part by simple notice and without any liability whatsoever to the Seller in the events set forth in section 4.3 and 5.2 of this Agreement

Article 12- Confidentiality

      During the term of this Agreement both parties shall exchange Confidential Information and neither party shall, during the term of this Agreement and thereafter, divulge any Confidential Information relating to the other party's operations, products or any information obtained pursuant to this Agreement

      Both parties acknowledge that they have entered into Confidentiality Agreements with each other, separate from this Agreement.

12.1  Sellers Obligation of Confidentially

The Seller must

(a) keep confidential all Confidential Information disclosed to it by the Purchaser,

(b) keep all materials containing Confidential Information disclosed to it by the Purchaser secure and protect them from theft damage, loss or unauthorized access;

(d) not use Confidential Information disclosed to it by th Purchaser for any purpose other than as contemplated by this Agreement and

(e) ensure that obligations no less strict than those impose upon the Seller are observed by any of its employees or officers involved in the implementation of this Agreement

(e) Acknowledge that the Purchaser has the right t forward any or all Confidential Information to either its parent company, namely Terumo Corporation, a company incorporated in Japan, and/or Terumo affiliates, provided that Purchaser guarantees that the confidentiality undertakings will be passed on and be observed by its parent and affiliates.

12.2  Purchaser's Obligations of Confidentiality

The Purchaser

(a) must keep confidential all Confidential Information disclosed to it by ft Seller

(b) must keep all materials containing Confidential Information disclosed to it by the Seller secure and protect them from theft damage, loss or unauthorized access;

(c) must not use Confidential Information disclosed to it by the Seller for any purpose other than as contemplated in this Agreement

(d) must ensure that obligations no less strict than those imposed upon the Purchaser are observed by any of its employees or officers involved in the performance of its obligations under this Agreement

12.3  Disclosure to Employees

Each party may only disclose Confidential Information owned by the other party to its employees, officers and agents (or the employees, officers or agents of the group to which such party belongs) if such disclosure is necessary to fulfil its obligations under this Agreement

12.4  Disclosure to Media

Each party shall refrain from issuing or conducting any interview, report or press release regarding the existence or terms of this agreement unless the statement is provided in advance for review by the other party and the comments of the other party incorporated in the reasonable discretion of the disclosing party. Further, unless the disclosing party reasonably believes it to be required by law or rule of any stock exchange on which such party's stock is listed or quoted, neither party shall issue any press release regarding the existence or terms of this agreement to which the other party shall reasonably object

11.5  Obligations survive termination

The obligations of confidentiality set out in this clause 12 survive termination of this Agreement for a period of no more than five years after termination.

12.6  Permitted disclosures of Confidential Information

Nothing in this Section 12 prevents any party born disclosing any Confidential Information if compelled by any law or by order of any court of competent jurisdiction.

Article 13- Miscellaneous

            13.1  Notices

      All notices to either Party shall be in writing and shall be delivered personally against written confirmation or receipt or sent by facsimile (and confirmed by registered Letter) addressed to the other Party at the registered office of each Party as set forth above.

      Any notice delivered by tax shall be deemed received at the time mentioned in the written confirmation of receipt Any notice delivered by registered mail shall be deemed to be received (in the absence of evidence of earlier receipt) five (5) days after posting.

            13.2  Waiver

      The failure of either Party to exercise any right power or option given to it under this Agreement or to insist upon strict compliance with the terms thereof by the other Party, shall not constitute a waiver of such term with respect to any other or subsequent breach thereof, nor be a waiver by either party of its rights any time thereafter to require exact and strict compliance with all terms thereof.

            13.3  Amendments

      Terms and Conditions may only be modified or amended by a written document signed by all parties hereto.

            13.4  Force Majoure

      Nether party hereto shall be liable for failure to perform, or for any delay in performing, any of its obligations when such failure or delay is caused by fire, flood, riot earthquake, accident explosion, war, shortages of fuel, power, raw materials, delays in transportation, seizure under legal process, orders or acts of any government or acts of God.

Article 14- Governing Law and jurisdiction

      This Agreement shall be governed by and interpreted in accordance with Belgian law. In case of disputes arising hereunder, the Parties undertake to pursue in good faith an amicable settlement

      If no amicable solution can be reached, the matter shall be finally settled by the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules under the authority of the I.C.C. Secretariat in Paris, France.

Article 15 - Agency

      The Seller and the Purchaser agree that certain of the obligations of the Seller hereunder may be performed by an agent appointed by the Seller on the Sellers behalf, and the Purchaser expressly agrees to accept such performance to the extent it complies with the provisions of this Agreement provided that such agreement and acceptance shall not affect the Sellers obligation for a failure of its obligations to be performed.

Article 16 - Suspensive Condition

      This Agreement shall enter into force and become binding on the Parties only provided that Seller shall have delivered to the Purchaser, within 10 calendar days following the execution of the present Agreement by the Purchaser, the Advance Payment Guarantees, duly executed by FIBI, exactly in the form as shown in Annex (11) to this Agreement including as an attachment copies of the Letters of Credit referred to in said Advance Payment Guarantees, certified by FI BI and in the form as set forth in Annex .

      Should the Seller fail to provide the Purchaser with the Advance Payment Guarantees as required under this Article 16 strictly within the period stipulated in the preceding paragraph, this agreement shall automatically and without any further notice be cancelled, at the charge of the Seller, and neither of the Parties shall thereafter remain obligated under any of the terms of this Agreement except for the provisions of Article 12 and
      Article 14 which shall survive the cancellation of this Agreement In the event of such cancellation, Seller shall not be entitled to any claim, recourse or indemnity against the Purchaser for lack of profit loss of opportunity or otherwise.

      Should the Seller fail to provide the Purchaser with the Advance Payment Guarantees as required under this Article 16, within 10 calendar days following the execution of the present Agreement the Purchaser shall automatically and without further notice, and without prejudice to any other rights, be entitled to purchase equipment similar to the Equipment from any other seller or manufacturer.

      For the avoidance of any doubt it is understood and hereby confirmed by the Seller that the Purchaser shall be entitled, without the further consent of the Seller and notwithstanding any stipulation to the contrary, to utilize this replacement equipment to manufacture the Licensed Products under the Manufacturing Agreement and Patent Licensing Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto at New York/ Leuven, in No (2) original counterparts, each Party acknowledging receipt of one duly signed original, on August 16th, 2000.

Terumo Europe N.V                                       Univec, Inc

/s/ Y. Nakajima                                     /s/ Joel Schoenfeld
---------------------------                         ----------------------------

by: Y. Nakajima                                         by:  Joel Schoenfeld


title:  Vice President                                  title: Chairman

                           Annex I: Equipment Schedule

      Please refer to Document WD/id/00-277, edition 07.072000 - "Equipment Specification for Auto-Disable Syringes", copy attached.

                   Annex II: Advance Payment Guarantee - FIBI

      We. . F.I.B.I. Bank (Schweiz) AG, Seestrasse 61, 8027 Zurich, Switzerland, herewith confirm to you, Terumo Europe NV (+ full name and address) that we have opened by order of Syrinter Ltd. (+ full name and address), ## irrevocable L/C's to cover the purchase of the following equipment:

      -

      -

      -


      Enclosed herewith are copies of the above mentioned L/C's, all certified true and correct by ourselves: these copies all form an integral part of this guarantee; these copies do not show the L/C amounts. These L/C's are all available for payment at sight at our counters.

      In case that for one or more of the above mentioned UC's, no documents or documents containing discrepancies will be presented at our counters within their respective expiry dates, we herewith guarantee you irrevocably and unconditionally that we shall pay to you automatically an amount of [OMITTED CONFIDENTIAL INFORMATION] with Fortis Bank NV, Leuven branch, Belgium (swift GEBABEBB08A), at the latest 10 (ten) working days after the expiry of said UC's.

      We commit ourselves irrevocably to inform Terumo Europe NV by courier service (DHL or similar) at the latest on the first working day after each of the above mentioned L/C's expiry dates about the fact whether conform documents were presented or not at our counters.

      We also commit ourselves not to amend or cancel the above mentioned L/C's without your prior written consent

      If we fail to comply with these commitments, this will imply automatically that we have to effect payment of the above mentioned amount of [OMITTED CONFIDENTIAL INFORMATION] as stated above in favor of Terumo Europe NV.

      This guarantee will expire at the latest on ................ (latest 15 working days after the expiry date of all above mentioned L/C's).

      Partial payments under this guarantee are not allowed.

      This guarantee will enter into force immediately after the advance payment of .................. will have been effected by Terumo Europe NV in favor of account no. .................... of Syrinter Ltd. held with ourselves.

      Dated ................... at ....................

      For F.I.B.I. Bank (Schweiz) AG:

      ------------------------
      Authorized signatures

                      Annex III: Purchaser Letter of Credit

From : Fortis Bank (formerly Generale Bank), Leuven, Belgium (swift address :GEBABEBB)


To: (advising bank - beneficiary's bank)


40a   Form of Doc. Credit      Irrevocable

20    Doc. Credit number       (Fortis bank's reference)

31d   Expiry : date/place      Date: February 5th, 2001     Place: New York

50    Applicant (buyer)        TERUMO EUROPE NV
                               Research Park 2 Haasrode, Interleuvenlaan 40
                               B-3001 Leuven, Belgium

59    Beneficiary (seller)     UNIVEC (full name and address)

32b   Currency/Amount          Currency: [OMITTED  Amount: [OMITTED CONFIDENTIAL
                                         CONFI-            INFORMATION]
                                         DENTIAL
                                         INFORM-
                                         ATION]
39b   Max. Red. Amount         Maximum

41    Available with /by       With: Fortis Bank, Leuven   By:  Payment at sight

45a   Description of goods     Delivery and installation of equipment for the
                               production of auto-disable syringes as per Equipment Purchase Agreement, dated _____

46a   Documents required       1. Original and 3 copies of beneficiary's
                                  manually signed commercial invoice.

                               2. Certificate of final acceptance of the
                                  completion of the Installation of the
                                  equipment at applicant's plant in Leuven, signed by Messrs ____________ and/or ____________ as representative(s) of applicant.

                                       Specimen signatures of both Messrs
                                  ____________ and ____________ are sent to you
                                  by DHL courier and form an integral part of this L/C.

47a   Additional conditions    This L/C is subject to U.C.P. for Documentary
                               Credits (1993 revision) ICC publication no. 500.

                               This L/C covers 45 percent of the above mentioned Equipment Purchase Agreement (see field 45a) : the commercial invoice as mentioned in field 46a should be made out for the full agreement value, showing down payment outside this L/C of 50 percent effected ; balance of 5 percent of the Agreement value is also payable outside this L/C.

                               All documents presented must bear this L/C's number.

71b   Details of charges       All bank charges outside Belgium for
                               beneficiary's account.

49    Confirmation             Without

78    Bank instructions        We shall cover you as per your instructions after
                               receipt of documents complying with L/C terms at our counters.